Exhibit 99.1
CONTACT:	Gary S. Maier Maier & Company, Inc. (310) 442-9852
MOTORCAR PARTS OF AMERICA UPDATES GUIDANCE FOR FISCAL 2009
—Company Cites Effect of Committed New Business Timing —
     LOS ANGELES, CA — December 9, 2008 — Motorcar Parts of America, Inc. (NasdaqGM:MPAA) today announced it expects revenues for its 2009 fiscal year ended March 2009 will be approximately $135 million to $140 million based on updated forecasts and anticipated timing of product shipments to several new customers.
     “Based on current trends, we anticipate near-term sales will be somewhat weaker than anticipated due to timing of new business shipments. Nevertheless, we anticipate favorable fiscal year-over-year comparisons for the second half of 2009,” said Selwyn Joffe, chairman, president and chief executive officer.
     He noted that current economic conditions should help the company regain business momentum as consumers delay new car purchases and vehicles age, which ultimately requires the replacement of alternators and starters.
     “Our ongoing sales and marketing initiatives are generating significant longer-term opportunities from both existing and new customers. In addition, potential acquisitions continue to be an important component of the company’s strategic growth initiatives as we focus on utilizing available capacity at our off-shore operations to gain additional operating leverage,” Joffe added.
     The company also said it has signed a five-year agreement valued at approximately $22 million in the aggregate with an OEM automotive parts supplier to provide remanufactured alternators and starters to dealerships and specialty import wholesale parts distributors. Terms were not disclosed. In addition, the company has said it also has signed a new agreement with a prestigious traditional warehouse group valued at approximately $8 million in the aggregate over the next five years. The company recently commenced shipping product to this new customer.
     “These agreements recognize our leadership position within the rotating electrical market, highlighted by quality products, manufacturing efficiency and a commitment to customer service. We
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Motorcar Parts of America, Inc.
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are gratified to be selected as a supplier to these customers and look forward to a mutually beneficial relationship,” Joffe said.
About Motorcar Parts of America
     Motorcar Parts of America, Inc. is a remanufacturer of alternators and starters for imported and domestic passenger vehicles, light trucks and heavy duty applications. Its products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada. The company’s facilities are located in California, Tennessee, Mexico, Malaysia and Singapore. Additional information is available at www.motorcarparts.com.
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company — including its ability to achieve the expected sales targets for fiscal 2009 and from its new OEM supply agreements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC)in June 2008 and in its Form 10-Qs filed with the SEC thereafter for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.
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